Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement”) is executed by and between Plaintiff Madwell LLC of 243 Boerum Street, Brooklyn, NY 11206 (“Plaintiff”), on the one hand, and on the other hand Defendants Long Island Brand Beverages LLC (“LIBB”), Philip Thomas of 16 Ash Street, Garden City, New York (“Mr. Thomas”) and Paul Vassilakos of 180 Madison Avenue Suite 1702 New York, NY (“Mr. Vassilakos,” and collectively with LIBB and Mr. Thomas, “Defendants”). Plaintiff and Defendants are collectively hereinafter referred to as the “Parties.”

RECITALS

A. WHEREAS, in 2013 and 2014, Plaintiff provided advertising, marketing and design services to LIBB and incurred expenses on behalf of LIBB for the purchase of advertising space (the “Advertising Campaign”); and

B. WHEREAS, Plaintiff alleges that it invoiced LIBB for a total of $676,112.15 for services rendered and expenses incurred in the course of the Advertising Campaign (the “Campaign Fees”); and

C. WHEREAS, LIBB has paid Plaintiff $278,114.15 of the Campaign Fees; and

D. WHEREAS, certain disputes arose between Plaintiff and LIBB with respect to the Advertising Campaign and amounts owed to Plaintiff by LIBB in connection therewith; and

E. WHEREAS, Plaintiff initiated a lawsuit against Defendants in the New York Supreme Court for the County of Kings, bearing Index Number 509081/2015 (the “Lawsuit”), to, among other things, recover the alleged unpaid portion of the Campaign Fees, plus interest; and

F. WHEREAS, Plaintiff alleges that it is owed $397,998, together with at least $80,000 of contractual interest accrued on the aforesaid unpaid sum; and

G. WHEREAS, the Parties wish to compromise and settle all of the outstanding controversies between and among them related to the Lawsuit and Advertising Campaign, with prejudice and without costs, and enter into a mutual release, all on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby admitted and acknowledged, the Parties hereto agree as follows:

AGREEMENT

1. Incorporation of Recitals. The above Recitals are incorporated herein by reference, and form a part of this Settlement Agreement.

2. Settlement Payment. LIBB will pay Plaintiff the total Settlement Amount of $440,000 (the “Settlement Amount”) in accordance with the following schedule:

a) Initial Payment: On the same day as the execution of this Agreement by Plaintiff and LIBB (the “Execution Date”), LIBB will pay Plaintiff a lump sum of $50,000 by executing a wire transfer of $50,000 to from LIBB's attorney's trust account to Plaintiffs bank account.

b) Second Payment: No later than one month after the Execution Date, LIBB will pay $100,000 to Plaintiff in one lump sum by sending a check for $100,000 to Plaintiff by overnight delivery via FedEx or UPS. By way of example, if the Execution Date is July 30, 2015, then this check must be sent no later than August 30, 2015.

c) Third Payment: No later than two months after the Execution Date, LIBB will pay $50,000 to Plaintiff in one lump sum by sending a check for $50,000 to Plaintiff by overnight delivery via FedEx or UPS. By way of example, if the Execution Date is July 30, 2015, then this check must be sent no later than September 30, 2015.

d) Fourth Payment: No later than three months after the Execution Date, LIBB will pay $80,000 to Plaintiff in one lump sum by sending a check for $80,000 to Plaintiff by overnight delivery via FedEx or UPS. By way of example, if the Execution Date is July 30, 2015, then this check must be sent no later than October 30, 2015.

e) Fifth Payment: No later than four months after the Execution Date, LIBB will pay $80,000 to Plaintiff in one lump sum by sending a check for $80,000 to Plaintiff by overnight delivery via FedEx or UPS. By way of example, if the Execution Date is July 30, 2015, then this check must be sent no later than November 30, 2015.

f) Sixth Payment: No later than five months after the Execution Date, LIBB will pay $80,000 to Plaintiff in one lump sum by sending a check for $80,000 to Plaintiff by overnight delivery via FedEx or UPS. By way of example, if the Execution Date is July 30, 2015, then this check must be sent no later than December 30, 2015.

3. Effective Date: This Settlement Agreement shall become effective on the day that the funds clear from the check for the Initial Payment to Plaintiff’s bank account.

4. Affidavit of Confession of Judgment

a) Simultaneously with execution of this Settlement Agreement, Mr. Thomas shall execute on behalf of LIBB and have notarized the Affidavit for Confession of Judgment attached hereto as Exhibit A (the “Affidavit”). The original Affidavit shall immediately be delivered to Plaintiff’s counsel’s office: Law Office of Matthew C. Heerde, 222 Broadway 19th Floor, New York, NY 10038

b) The Affidavit shall be held by Plaintiff’s attorneys under the following conditions: (A) upon full payment of the Settlement Amount, the Affidavit shall be destroyed; or (B) upon Default as provided below, such original may be filed with the Court and enforced.

5. Default.

a) If LIBB fails to timely make any payment required by Section 2 above, LIBB may cure such failure by remitting such payment in full within fifteen (15) calendar days from the sending of notice of nonpayment to LIBB as designated hereunder. In the event that LIBB fails to timely cure their failure to pay by 5 p.m. New York time on the fifteenth such calendar day following the sending of such notice, LIBB will at that time be deemed to be in “Default”.

b) In the event of Default, all unpaid portions of the Settlement Amount plus stipulated interest of $50,000 (the “Unpaid Balance”), shall become immediately due, owing, and payable to Plaintiff, and Plaintiff shall be entitled to file for entry of judgment for the Unpaid Balance against LIBB in the Supreme Court of the State of New York, County of Nassau, without further notice, and shall have execution therefor, pursuant to the Affidavit and in accordance with this Agreement.

c) The Parties agree that the $50,000 stipulated interest described in Section 5(b) above is a fair and reasonable assessment of Plaintiff’s damages in the event that LIBB breaches its obligations under Section 2.;

d) Upon LIBB’s Default, LIBB shall be liable for Plaintiff’s reasonable costs and attorney fees incurred in enforcing the judgment described in the Affidavit.

6. Dismissal of Action. Upon the clearing of funds from the check for the Initial Payment, Plaintiff and Defendants, through their attorneys, shall execute a Stipulation of Discontinuance with Prejudice (attached hereto as Exhibit B), which Plaintiff shall promptly then file with the Court.

7. Other Covenants and Consideration

a)	By Plaintiff. Plaintiff, on behalf of itself and on behalf of its successors and assigns, hereby covenants and agrees that it:

(i) shall not take any action, including without limitation the making of disparaging statements (oral or in writing) concerning any Defendant(s), that is reasonably likely to injure, impair or damage the relationships between any Defendant and any lessor, lessee, vendor, supplier, customer, distributor, franchisee, franchisor, employer, employee, consultant, state or municipal governing body or agency, or other business associate of or person or entity having any relationship with such Defendant, as such relationship relates to such Defendant’s employment or conduct of business, except that nothing in this subsection 7(a)(i) shall prohibit Plaintiff from testifying or providing information in response to a lawful subpoena or in the course of any court action.

b)	By Defendants. Defendants, on behalf of themselves and on behalf of their successors and assigns, hereby covenant and agree that they:

(i) shall not take any action, including without limitation the making of disparaging statements (oral or in writing) concerning Plaintiff, that is reasonably likely to injure, impair or damage the relationships between Plaintiff and any lessor, lessee, vendor, supplier, customer, distributor, franchisee, franchisor, employer, employee, consultant, state or municipal governing body or agency, or other business associate of or person or entity having any relationship with Plaintiff, as such relationship relates to Plaintiff’s employment or conduct of business, , except that nothing in this subsection 7(b)(i) shall prohibit Defendants from testifying or providing information in response to a lawful subpoena or in the course of any court action.

8. Mutual General Releases by Parties.

a) Defendants’ Release. Defendants, on their own behalf and on behalf of their agents, partners, shareholders, predecessors, attorneys, creditors, heirs, executors, trustees, administrators, assigns, successors-in-interest of any kind, and all of their respective past and present officers and directors (collectively, the “Defendant Releasing Parties”), do hereby release, remise, relieve and forever discharge and shall hold harmless and indemnify (if any other person or entity files a claim by, on behalf of, or through any Defendant Releasing Party), Plaintiff, and each and all of Plaintiff’s affiliates, partners, associates, employees, former employees, independent contractors, former independent contractors, attorneys, agents, successors, assigns, personal representatives, predecessors, related organizations, heirs, executors, trustees, and administrators (collectively, the “Plaintiff Released Parties”) of and from any and all costs (including costs of suit, attorney’s fees and expenses), expenses, monies due or owing, suits, debts, obligations, claims, damages, demands, liabilities, actions and causes of action of every kind and character, known by the Defendant Releasing Parties as of the effective date hereof, whether contingent or absolute, which any Defendant Releasing Party has had or now has against any of the Plaintiff Released Parties, accruing by reason of any cause, matter or thing whatsoever from the beginning of time to the effective date hereof, including but not limited to any matter, cause or thing arising out of or related to the Lawsuit..

b) Plaintiff’s Release. Plaintiff, on its own behalf and on behalf of its agents, partners, shareholders, predecessors, attorneys, creditors, heirs, executors, trustees, administrators, assigns, successors-in-interest of any kind, and all of their respective past and present officers and directors (collectively, the “Plaintiff Releasing Parties”), hereby release, remise, relieve and forever discharge and shall hold harmless and indemnify (if any other person or entity files a claim by, on behalf of, or through any Plaintiff Releasing Party), Defendants, and each and all of Defendants’ affiliates, employees, former employees, independent contractors, former independent contractors, attorneys, agents, successors, assigns, personal representatives, predecessors, related organizations, heirs, executors, trustees, and administrators (collectively, the “Defendant Released Parties”) of and from any and all costs (including costs of suit, attorney’s fees and expenses), expenses, monies due or owing, suits, debts, obligations, claims, damages, demands, liabilities, actions and causes of action of every kind and character, known by the Plaintiff Releasing Parties as of the effective date hereof, whether contingent or absolute, which any Plaintiff Releasing Party has had or now has against any of the Defendant Released Parties, accruing by reason of any cause, matter or thing whatsoever from the beginning of time to the effective date hereof, including but not limited to any matter, cause or thing arising out of or related to the Lawsuit.

c) Miscellaneous Provisions Related to the Releases.

(i) It is the specific intent and purpose of this instrument to be a full, final and complete, remise, release, discharge, compromise, settlement, accord and satisfaction of any and all claims or causes of action of every kind and character asserted or that could have been asserted by or among the Parties in connection with the Action.

(ii) Each of the Parties acknowledges that he/she/it may hereafter discover facts different from, or in addition to, those which he/she/it now believes to be true with respect to any and all of the liabilities, claims, causes of action, damages, costs or demands herein released. The Parties hereby waive any rights, claims, or causes of action that might arise as a result of such different or additional claims or facts as they exist as of the execution date of Agreement, under any theory, statute, or cause of action. The Parties acknowledge that they understand the significance and consequence of such release and such waiver of any claims.

(iii) Each of the Parties acknowledges that he/she/it is fully informed and aware of his/her/its rights to receive independent legal advice regarding the advisability of entering into this release and has received independent legal advice from his/her/its attorney with regard to the advisability of executing this release. Each of the Parties further acknowledges that he/she/it has made an investigation of the facts pertaining to this release as he/she/it has deemed necessary, and, further, acknowledges that he/she/it has not relied upon any statement or representation of any of the other Parties.

(iv) Each of the Parties acknowledges and agrees that in executing this Agreement and the other documents delivered under this Agreement, he/she/it does not rely and has not relied upon any representation, warranty or statement made by any other Party or any of its agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement and any of the other documents delivered under this Agreement or otherwise.

(v) Notwithstanding anything in this Agreement to the contrary, no Party is released from such Party’s covenants, obligations, representations, warranties and agreements to the extent set forth in this Agreement.

9. Bankruptcy. LIBB represents that it has no intention of filing any form of Bankruptcy Petition with any court. In the unlikely event that any such petition is filed prior to the effective and complete payment of the entire Settlement Amount, LIBB agrees that Plaintiff may dispute any alleged dischargability of the remaining settlement payments due.

10. Waiver. No provision hereof may be waived unless in writing and signed by the Party whose rights are thereby waived. Waiver of any one provision herein shall not be deemed to be a waiver of any other provision herein (whether similar or not), nor shall such waiver constitute a continuing waiver unless otherwise expressly so provided

11. Successors, Assigns, Transferees. This Settlement Agreement shall be binding upon and inure to the benefit of, all Parties and, as applicable, each Party’s officers, directors, shareholders, affiliates, parent companies, subsidiaries, related entities, employees, representatives, legal representatives, acquirers, partners, principals, attorneys, agents, predecessors, heirs, successors, assignees, and transferees of the Parties.

12. Review and Investigation. Defendants acknowledge and agree that they have carefully read and reviewed this Settlement Agreement and its Exhibits and understand them fully, and Defendants specifically do not rely upon any statement, representation, legal opinion, accounting opinion or promise of Plaintiff or any person representing such other Party, in executing this Settlement Agreement or in making the settlement provided for herein, except as expressly stated in this Settlement Agreement. Each party has made such an investigation of the law and facts pertaining to this Settlement Agreement and of all matters pertaining thereto as it deems necessary. This Settlement Agreement has been carefully read by, and the contents hereof are known and understood by the Parties, and it is signed freely by each party executing this Settlement Agreement.

13. Non-Admission of Liability.   Neither this Agreement nor anything contained herein shall constitute or is to be construed as an admission by any of the Parties as evidence of any liability, wrongdoing or unlawful conduct.

14. Availability of Counsel. The Parties each acknowledge and agree that they have had a reasonable opportunity to consult with legal counsel before executing this Agreement.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdictions other than the State of New York.

16. Venue. Any dispute regarding the interpretation or obligations under this Settlement Agreement shall be adjudicated in the Supreme Court of New York, Kings County. All Parties hereby agree and consent that they are subject to the Jurisdiction of New York Courts for the purpose of any dispute regarding this Settlement Agreement.

17. Attorneys Fees. In the event of any court action to enforce this Settlement Agreement or regarding the interpretation of this Settlement Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys fees.

18. Entire Agreement. This Agreement constitutes a single integrated written agreement expressing the entire agreement and understanding between the Parties concerning the subject matter hereof and supersedes and replaces all prior negotiations or proposed agreements, whether written or oral. All prior and contemporaneous negotiations and agreements are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated. No modification or amendment of this Agreement or any waiver of any right granted hereunder shall be of any force or effect unless reduced to writing and signed by the Party claimed to be bound thereby. This Agreement is intended to be, and is, final and binding upon the Parties hereto according to the terms hereof regardless of any claims of mistake of fact or law.

19. Notices. All notices permitted under this Agreement shall be sent:

For LIBB:	Long Island Brand Beverages
Attn: Phil Thomas
116 Charlotte Avenue
Hicksville, NY 11801

With Copies to:	Eric Sharp, Esq.
Via email: esharp@galganolaw.com

For Plaintiff:	Madwell LLC
Attn: David Eisenman
243 Boerum Street
Brooklyn, New York 11206

With Copies to:	Matthew C. Heerde, Esq.
Via email: mheerde@heerdelaw.com

or such other addresses which the Parties may designate in writing from time to time.

20. Authority to Execute. Each party hereto hereby represents and warrants to the other party that (a) the person signing on its behalf below has the capacity and authority to execute and deliver this Settlement Agreement, and (b) no consent or approval of any other person or entity is required to authorize it to enter into this Settlement Agreement and to perform its obligations hereunder.

21. Counterparts. This Agreement may be signed in counterpart copies, each of which shall constitute an original, with the same force and effect as if each of the Parties hereto has signed a single instrument.

22. Facsimile and Electronic Signatures. Facsimile or electronic copies of signatures of the Parties hereto shall have the same force and effect as original ink signatures.

23. Costs. Except for the payments referenced herein, each Party shall bear its own attorneys' fees and costs, and shall not seek to recover such fees and costs from any other Party.

IN WITNESS THEREOF, the undersigned Parties have executed this Agreement.

/s/ Philip Thomas	July 31, 2015
Long Island Brand Beverages LLC	Date
By: Philip Thomas, Managing Member

/s/ David Eisenman	July 30, 2015
Madwell LLC	Date
By: David Eisenman, CEO

/s/ Philip Thomas	July 31, 2015
Philip Thomas, Individually	Date

/s/ Paul Vassilakos	July 31, 2015
Paul Vassilakos, Individually	Date

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